As filed with the Securities and Exchange Commission on February 10, 2005

Registration No. 333-107981

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective
AMENDMENT NO. 2
TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

LUMINENT MORTGAGE CAPITAL, INC.

(Exact name of registrant as specified in its governing instruments)

Maryland (State of other jurisdiction of incorporation or organization)	06-1694835 (I.R.S. Employer Identification No.)

909 Montgomery Street, Suite 500
San Francisco, California 94133
(415) 486-2110
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Albert J. Gutierrez, CFA
President
Luminent Mortgage Capital, Inc.
909 Montgomery Street, Suite 500
San Francisco, California 94133
(415) 486-2110

copy to:
Peter T. Healy, Esq.
O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, California 94111-3344
(415) 984-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
Not applicable.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

EXPLANATORY NOTE

     On August 14, 2003, the registrant filed a registration statement on Form S-11 (File No. 333-107981) (as amended, the “Initial Registration Statement”) with the Securities and Exchange Commission (the “SEC”), registering 11,500,000 shares of its common stock, par value $0.001 per share (“Common Stock”), to be offered from time to time by the selling stockholders named therein. In accordance with the Registration Rights Agreement, dated as of June 11, 2003, by and between the registrant and the selling stockholders, on January 12, 2005, the registrant filed a short-form registration statement on Form S-3 (File No. 333-121980) (the “Short-Form Registration Statement”) with the SEC to register any shares of Common Stock registered but not yet distributed under the Initial Registration Statement. The Short-Form Registration Statement was declared effective by the SEC on January 26, 2005.

     Accordingly, the registrant hereby terminates the Initial Registration Statement and deregisters the number of shares of Common Stock registered pursuant to the Initial Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 2 to the Initial Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.       Other Expenses of Issuance and Distribution

     The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee – Securities and Exchange Commission	$14,141
Accounting fees and expenses	22,000
Legal fees and expenses	112,000
Printing fees and expenses	20,000
Miscellaneous	8,859
Total	$177,000

     All expenses, if any, in connection with the issuance and distribution of the securities being offered shall be borne by the registrant and are included in the table above, other than underwriting discounts and selling commissions, if any.

Item 32.       Sales to Special parties

     See the response to Item 33 below.

Item 33.       Recent Sales of Unregistered Securities

     On April 25, 2003, the registrant issued 204,000 shares of its common stock to 3 of the registrant’s officers and 7 associates of Seneca Capital Management LLC (“Seneca”) at a price of $0.001 per share, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 thereunder.

     In two closings held on June 11 and June 19, 2003, the registrant sold:

•	an aggregate of 8,126,189 shares of the registrant’s common stock to Friedman, Billings, Ramsey & Co., Inc. (“FBR”) at a price of $13.95 per share, net of the initial purchaser’s discount, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 thereunder; FBR has advised the registrant that FBR resold those shares to qualified institutional buyers, as defined in Rule 144A under the Securities Act, institutional accredited investors as defined in Rule 501 under the Securities Act and/or to non-U.S. Persons, as defined in Regulation S under the Securities Act, initially at a price of $15.00 per share;

•	an aggregate of 2,966,284 shares of the registrant’s common stock to 374 investors who returned subscription agreements and investor questionnaires to the registrant sufficient for the registrant reasonably to conclude that such investors were accredited investors, at a price of $13.95 per share, net of a placement agent commission of $1.05 per share which the registrant paid to FBR, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 thereunder; and

•	an aggregate of 407,527 shares of the registrant’s common stock to employees and affiliates of Seneca and other persons selected by Seneca, each of whom returned subscription agreements and investor questionnaires to the registrant sufficient for the registrant reasonably to conclude that such investors were accredited investors, at a price of $13.95 per share, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 thereunder; no placement agent fee was paid in connection with these shares.

     On August 4, 2003, the registrant issued an employee stock option to purchase 50,000 shares of the registrant’s common stock at an exercise price of $15.00 per share to the registrant’s senior vice president and chief financial officer, in reliance on Rule 701 under the Securities Act.

     On November 3, 2003, the registrant issued an employee stock option to purchase 5,000 shares of the registrant’s common stock at an exercise price of $13.00 per share to the registrant’s controller, in reliance on Rule 701 under the Securities Act.

     The following table summarizes shares of the registrant’s restricted common stock issued to Seneca pursuant to the provisions of the registrant’s management agreement with Seneca in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 thereunder, as well as shares of the registrant’s restricted common stock issued to the registrant’s senior vice president and chief financial officer and controller (collectively, “Employees”) under the registrant’s 2003 Stock Incentive Plan:

		Issued to Seneca or		Aggregate Value
Date Issued	Period Earned	Employees	Number of Shares	(in thousands)
February 4, 2004	Fourth quarter 2003	Employees	1,495	$21
February 4, 2004	Fourth quarter 2003	Seneca	25,651	$357
April 26, 2004	First quarter 2004	Employees	3,198	$44
April 26, 2004	First quarter 2004	Seneca	55,849	$767
August 10, 2004	Second quarter 2004	Employees	5,206	$58
August 10, 2004	Second quarter 2004	Seneca	97,297	$1,085
November 10, 2004	Third quarter 2004	Employees	5,223	$61
November 10, 2004	Third quarter 2004	Seneca	95,092	$1,117
December 28, 2004	Fourth quarter 2004	Employees	10,000	$122
February 4, 2005	Fourth quarter 2004	Employees	4,707	$54
February 4, 2005	Fourth quarter 2004	Seneca	84,462	$961

     The restricted common stock issued to Seneca and Employees was in exchange for services.

Item 34.       Indemnification of Directors and Officers

     Pursuant to Section 2-405.2 of the Maryland General Corporation Law, the registrant’s Charter limits its directors’ and officers’ liability to the registrant and its stockholders for money damages. This limitation on liability does not apply (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     The registrant’s Charter and Amended and Restated Bylaws also require the registrant, to the fullest extent permitted by Maryland law, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the registrant, or while a director or officer is or was serving at the request of the registrant as a director, officer, agent, trustee, partner, member or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the fullest extent permitted by Maryland law, the indemnification will include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the registrant in advance of the final disposition of such action, suit or proceeding.

     Under the Maryland General Corporation Law, the registrant must (unless the charter provides otherwise, which the registrant’s Charter does not) indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The registrant may indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, the registrant may not, under Maryland law, indemnify for an adverse judgment in a suit by or in the right of the registrant or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law allows the registrant to advance reasonable expenses to a director or officer upon the registrant’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the registrant, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the registrant if it shall ultimately be determined that the standard of conduct was not met.

     Pursuant to the Amended and Restated Bylaws, the registrant maintains a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of the registrant for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of the registrant. The registrant has also entered into indemnity agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that the registrant indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the registrant must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover the registrant’s directors and executive officers under the registrant’s directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to the registrant’s directors and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

     The foregoing summaries are necessarily subject to the complete text of the Maryland General Corporation Law, the registrant’s Charter and Amended and Restated Bylaws, the indemnity agreements entered into between the registrant and each of its directors and officers and the registrant’s directors’ and officers’ liability insurance policy and are qualified in their entirety by reference thereto.

Item 35.       Treatment of Proceeds from Stock Being Registered

     Not applicable. The registrant will not receive any proceeds from the sale of stock in this offering. This offering is solely for the account of the selling stockholders. None of the proceeds of the registrant’s original private issuance of the offered shares were credited to an account other than the appropriate capital share account.

Item 36.       Exhibits and Financial Statement Schedules

(a)       Exhibits

     The exhibits listed on the Exhibit Index following the signature page are included in this Registration Statement.

(b)      Financial Statement Schedules

     None.

Item 37.       Undertakings

     (a)       The undersigned registrant hereby undertakes that:

           1.       For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

           2.       For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)       The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d)       The undersigned registrant hereby undertakes:

           1.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i)       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

           (iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     2.       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Luminent Mortgage Capital, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 10th day of February 2005.

LUMINENT MORTGAGE CAPITAL, INC. (registrant)
By:	/s/ GAIL P. SENECA
Gail P. Seneca
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GAIL P. SENECA Gail P. Seneca	Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)	February 10, 2005
/s/ CHRISTOPHER J. ZYDA Christopher J. Zyda	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 10, 2005
/s/ ALBERT J. GUTIERREZ* Albert J. Gutierrez	President and Director	February 10, 2005
/s/ BRUCE A. MILLER* Bruce A. Miller	Director	February 10, 2005
/s/ JOHN MCMAHAN* John McMahan	Director	February 10, 2005
/s/ ROBERT B. GOLDSTEIN* Robert B. Goldstein	Director	February 10, 2005
/s/ DONALD H. PUTNAM * Donald H. Putnam	Director	February 10, 2005
/s/ JOSEPH E. WHITTERS * Joseph E. Whitters	Director	February 10, 2005
*By: /s/ GAIL P. SENECA Gail P. Seneca Attorney-In-Fact